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                                                                    Exhibit  4.6


                           LYONDELL CHEMICAL COMPANY
                         1999 LONG-TERM INCENTIVE PLAN

               FORM OF NONQUALIFIED STOCK OPTION AWARD AGREEMENT



          Lyondell Chemical Company (the "Company") hereby grants on ___________, ____ (the "Grant Date") to [PARTICIPANT] (the "Optionee"), an employee of the Company, a right (the "Option") to purchase from the Company up to but not exceeding in the aggregate [OPTIONS] shares of Common Stock, par value $1.00 per share, of the Company ("Common Stock") at $___ per share (the "Exercise Price"), such number of shares and such price per share being subject to adjustment as provided in Section 11 of the Lyondell Chemical Company 1999 Long-Term Incentive Plan (the "Plan"), and further subject to the following terms and conditions:

          1.  RELATIONSHIP TO PLAN.

          This Option is intended to be a nonqualified stock option within the meaning of Section 83 of the Code. This Option is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

          2.  EXERCISE SCHEDULE.

          (a) This Option shall become exercisable in three cumulative installments, with one-third of the Option Shares becoming exercisable on February 3, 2001, an additional one-third of the Option Shares becoming exercisable on February 3, 2002, and the final one-third of the Option Shares becoming exercisable on February 3, 2003. The Optionee must be in continuous Employment from the Grant Date through the date of exercisability of each installment in order for the Option to become exercisable with respect to additional shares of Common Stock on such date. For purposes of this Award Agreement, "Employment" means employment with the Company or its parent or any of its Subsidiaries.

          (b) This Option shall become fully exercisable, irrespective of the limitations set forth in subparagraph (a) above, provided that the Optionee has been in continuous Employment since the Grant Date, upon termination of Employment due to death, Disability or Retirement, or upon a Change in Control.

          (c) This Option shall become fully exercisable, irrespective of the limitations set forth in subparagraph (a) above, provided that the Optionee has been in continuous Employment since the Grant Date, if, at any time prior to February 3, 2003 the Fair Market Value per share of Common Stock is greater than or equal to two times the

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Exercise Price for at least 5 consecutive trading days.


          (d) For purposes of this Award Agreement, the following definitions apply:

              (i) "Disability" means a permanent and total disability as defined in the Company's Executive Long-Term Disability Plan.

              (ii) "Retirement" means a termination of employment initiated voluntarily by the Optionee (i) on or after age 65 or (ii) on or after age 55 with 10 years of participation service as credited under the Company's qualified defined benefit pension plan.

              (iii) "Change in Control" shall be deemed to have occurred as of the date that one or more of the following occurs:

              (a) Individuals who, as of the date hereof, constitute the entire Board of Directors of the Company ("Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be considered as though such individual was an Incumbent Director, but excluding, for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended ("Exchange Act") or other actual or threatened solicitation of proxies or consents by or on behalf of any Person (as defined below) other than the Board;

              (b) The stockholders of the Company shall approve (A) any merger, consolidation or recapitalization of the Company (or, if the capital stock of the Company is affected, any subsidiary of the Company), or any sale, lease, or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (each of the foregoing being an "Acquisition Transaction") where (1) the shareholders of the Company immediately prior to such Acquisition Transaction would not immediately after such Acquisition Transaction beneficially own, directly or indirectly, shares or other ownership interests representing in the aggregate eighty percent (80%) or more of (a) the then outstanding common stock or other equity interests of the corporation or other entity surviving or resulting from such merger, consolidation or recapitalization or acquiring such assets of the Company, as the case may be (the "Surviving Entity") (or of its ultimate parent corporation or other entity, if any), and (b) the Combined Voting Power of the then outstanding Voting Securities of the Surviving Entity (or of its ultimate parent corporation or other entity, if any) or (2) the Incumbent Directors at the time of the initial approval of such Acquisition Transaction would not

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          immediately after such Acquisition Transaction constitute a majority of the Board of Directors, or similar managing group, of the Surviving Entity (or of its ultimate parent corporation or other entity, if any), or (B) any plan or proposal for the liquidation or dissolution of the Company; or

              (c) Any Person shall be or become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate more than twenty percent (20%) of either (A) the then outstanding shares of common stock of the Company ("Common Shares") or (B) the Combined Voting Power of all then outstanding Voting Securities of the Company; provided, however, that notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Subsection (iii):

                   (1) Solely as a result of an acquisition of securities by the
               Company which, by reducing the number of Common Shares or other Voting Securities outstanding, increases (a) the proportionate number of Common Shares beneficially owned by any Person to more than twenty percent (20%) of the Common Shares then outstanding, or (b) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to more than twenty percent (20%) of the Combined Voting Power of all then outstanding Voting Securities; or

                   (2) Solely as a result of an acquisition of securities
               directly from the Company except for any conversion of a security that was not acquired directly from the Company,

          provided, further, that if any Person referred to in paragraph (1) or
          (2) of this Subsection (iii) shall thereafter become the beneficial owner of any additional Common Shares or other Voting Securities of the Company (other than pursuant to a stock split, stock dividend or similar transaction), then a Change in Control shall be deemed to have occurred for purposes of this Subsection (iii).

              (d) For purposes of this Section 2(d)(iii):

                  (1) "Affiliate" shall mean, as to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person, within the meaning of such terms as used in Rule 405 under the Securities Act of 1933, as amended ("Securities Act"), or any successor rule.

                  (2) "Combined Voting Power" shall mean the aggregate votes entitled to be cast generally in the election of the Board of Directors, or similar managing group, of a corporation or other entity by holders of then outstanding Voting Securities of such

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               corporation or other entity.

                    (3) "LCR" shall mean LYONDELL-CITGO Refining Company Ltd. (from and after January 1, 1999, LYONDELL-CITGO Refining LP), a Limited Liability Company organized under the laws of the State of Texas.

                    (4) "Person" shall mean any individual, entity (including, without limitation, any corporation, partnership, trust, joint venture, association or governmental body) or group (as defined in Sections 14(d)(3) or 15(d)(2) of the Exchange Act and the rules and regulations thereunder); provided, however, that Person shall not include the Company or LCR, any of their subsidiaries, any employee benefit plan of the Company or LCR or any of their majority-owned subsidiaries or any entity organized, appointed or established by the Company, LCR or such subsidiaries for or pursuant to the terms of any such plan.

                    (5) "Voting Securities" shall mean all securities of a corporation or other entity having the right under ordinary circumstances to vote in an election of the Board of Directors, or similar managing group, of such corporation or other entity.

          3. TERMINATION OF OPTION: The Option hereby granted shall terminate and be of no force and effect with respect to any shares of Common Stock not previously purchased by the Optionee upon the first to occur of:

          (a)  close of business on ___________;

          (b)  with respect to

          (i) the portion of the Option exercisable upon termination (or which becomes exercisable upon termination due to death, Disability or Retirement), the expiration of (A) 90 days following the Optionee's termination of Employment by the Company for reasons other than for cause (as determined by the Committee), death, Disability or Retirement, or (B) one year following the Optionee's termination of Employment by reason of death, Disability or Retirement; and

          (ii) the portion of the Option not exercisable upon termination for any reason other than death, Disability or Retirement, the date of the Optionee's termination of Employment; or

          (c) the date of the Optionee's termination of Employment for any reason other than those described in (b) above.

          4. EXERCISE OF OPTION. Subject to the limitations set forth herein and in the

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Plan, this Option may be exercised by written notice provided to the Company as set forth in Section 5. Such written notice shall (a) state the number of shares of Common Stock with respect to which the Option is being exercised and (b) be accompanied by a check, cash or money order payable to Lyondell Chemical Company in the full amount of the purchase price for any shares of Common Stock being acquired or, at the option of the Optionee, accompanied by Common Stock theretofore owned by such Optionee for at least six months that is equal in value to the full amount of the purchase price (or any combination of cash, check or such Common Stock). For purposes of determining the amount, if any, of the purchase price satisfied by payment in Common Stock, such Common Stock shall be valued at its Fair Market Value on the date of exercise. Any Common Stock delivered in satisfaction of all or a portion of the purchase price shall be appropriately endorsed for transfer and assignment to the Company.

          The Optionee agrees that he will not exercise the Option granted pursuant hereto, and that the Company will not be obligated to issue any Option Shares pursuant to this Award Agreement, if the exercise of the Option or the issuance of such shares would constitute a violation by the Optionee or by the Company of any provision of any law or regulation of any governmental authority or any stock exchange or transaction quotation system. Whether or not the options and shares covered by the Plan have been registered pursuant to the Securities Act, the Company may, at its election, require the Optionee to give a representation in writing in form and substance satisfactory to the Company to the effect that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of such shares or any part thereof.

          If any law or regulation requires the Company to take any action with respect to the shares specified in such notice, the time for delivery thereof, which would otherwise be as promptly as possible, shall be postponed for the period of time necessary to take such action.

          Notwithstanding anything to the contrary contained herein, the Company, acting through the Committee, hereby reserves the right to deliver cash in lieu of Option Shares upon the exercise of the Option. In such event, the amount of cash to be paid shall be equal to the number of Option Shares that would otherwise have been delivered multiplied by the excess of the Fair Market Value of a share of Common Stock on the date of exercise over $12.9125.

          5. NOTICES. Notice of exercise of the Option must be made in the following manner, using such forms as the Company may from time to time provide:

          (a) by registered or certified United States mail, postage prepaid, to Lyondell Chemical Company, Attn: Corporate Secretary, 1221 McKinney Street, Suite 700, Houston, Texas 77010, in which case the date of exercise shall be the date of mailing; or

          (b) by hand delivery or otherwise to Lyondell Chemical Company, Attn:
     Corporate Secretary, 1221 McKinney Street, Suite 700, Houston, Texas 77010, in which case the date of exercise shall be the date when receipt is acknowledged by the Company.

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  Notwithstanding the foregoing, (i) in the event that the address of the
  Company is changed prior to the date of any exercise of this Option, notice of exercise shall instead be made pursuant to the foregoing provisions at the Company's current address, or (ii) in the event that the Committee delegates the administration of option exercises to a third party administrator pursuant to Section 3 of the Plan, notice of exercise shall instead be made pursuant to the written instructions given to the Optionee by the third party administrator with respect to option exercise.

          Any other notices provided for in this Award Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Optionee, five days after deposit in the United States mail, postage prepaid, addressed to the Optionee at the address specified at the end of this Award Agreement or at such other address as the Optionee hereafter designates by written notice to the Company.

          6. ASSIGNMENT OF OPTION. The Optionee's rights under the Plan and this Award Agreement are personal; no assignment or transfer of the Optionee's rights under and interest in this Option may be made by the Optionee otherwise than by will or by the laws of descent and distribution; and this Option is exercisable during his lifetime only by the Optionee. Notwithstanding the foregoing, the Option is transferable by the Optionee to (i) the children or grandchildren of the Optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members ("Immediate Family Member Trusts"), or (iii) a partnership or partnerships in which such Immediate Family Members have at least ninety-nine percent (99%) of the equity, profit and loss interests ("Immediate Family Member Partnerships"). Subsequent transfers of a transferred Option shall be prohibited except by will or the laws of descent and distribution, unless such transfers are made to the original Optionee or a person to whom the original Optionee could have made a transfer in the manner described herein. No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee. Following transfer, any the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and, except as otherwise provided herein, the term "Optionee" shall be deemed to refer to the transferee. The consequences of termination of employment shall continue to be applied with respect to the original Optionee, following which the Options shall be exercisable by the transferee only to the extent and for the periods specified in the Plan and this Award Agreement.

     After the death of the Optionee, exercise of the Option shall be permitted only by the Optionee's executor or the personal representative of the Optionee's estate (or by his assignee, in the event of a permitted assignment) and only to the extent that the Option was exercisable on the date of the Optionee's death.

          7. STOCK CERTIFICATES. Certificates representing the Common Stock issued pursuant to the exercise of the Option will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Option.

          8. CERTAIN LIMITS. Notwithstanding the foregoing, unless otherwise provided by the Company pursuant to a separate written agreement or plan covering the

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Optionee, to the extent an Optionee would be subject to the excise tax under
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on the amounts payable pursuant to this Award Agreement and such other amounts or benefits the Optionee receives from the Company, any person whose actions result in a change of ownership covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person, required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Code, the amounts vested pursuant to this Award Agreement shall be automatically reduced to an amount one dollar less than that which, when combined with such other amounts, would subject the Optionee to such excise tax.

          9. WITHHOLDING. No certificates representing shares of Common Stock purchased hereunder shall be delivered to or in respect of an Optionee unless the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the issuance of such shares of Common Stock has been remitted to the Company or unless provisions to pay such withholding requirements have been made to the satisfaction of the Committee. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Option. The Optionee may pay all or any portion of the taxes required to be withheld by the Company or paid by the Optionee in connection with the exercise of all or any portion of this Option by delivering cash, or by electing to have the Company withhold shares of Common Stock, or by delivering previously owned shares of Common Stock, having a Fair Market Value determined in accordance with the Plan equal to the amount required to be withheld or paid. The Optionee must make the foregoing election on or before the date that the amount of tax to be withheld is determined.

          10. SHAREHOLDER RIGHTS. The Optionee shall have no rights of a shareholder with respect to shares of Common Stock subject to the Option unless and until such time as the Option has been exercised and ownership of such shares of Common Stock has been transferred to the Optionee.

          11. SUCCESSORS AND ASSIGNS. This Award Agreement shall bind and inure to the benefit of and be enforceable by the Optionee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Optionee may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted herein.

          12. NO EMPLOYMENT GUARANTEED. No provision of this Award Agreement shall confer any right upon the Optionee to continued employment with the Company or any Subsidiary.

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          13.  GOVERNING LAW.  This Award Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas.


                              LYONDELL CHEMICAL COMPANY



Date:____________________     Signed:_________________________________

                              Name:___________________________________

                              Title:__________________________________

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